Exhibit 10.1

ASSET CONTRIBUTION AGREEMENT

THIS ASSET CONTRIBUTION AGREEMENT (as the same shall be amended or supplemented, this “Agreement”) is made and entered into as of December [-- ] , 2022 by and between Vivani Medical, Inc., a California corporation (the “Transferor”), and Cortigent Inc., a Delaware corporation (the “Company”). Transferor and Company are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Transferor is the resulting entity of the August 25, 2022 merger of Nano Precision Medical, Inc. (a California corporation) (“NPM”) into Second Sight Medical Products, Inc. (a California corporation) (“SSMP”);

WHEREAS, the Transferor has formed the Company and is the sole shareholder of the Company;

WHEREAS, the Transferor owns, among other things, the assets resulting from and related to all activities of SSMP prior to the aforesaid merger with NPM as well as all activities after the merger that are related to and in furtherance of the SSMP pre-merger activities (“Programs”), including but not limited to those described on the Asset Schedule attached to this Agreement as Attachment A (the “Asset Schedule”);

WHEREAS, the Transferor desires to contribute to Company, and Company desires to acquire from Transferor, the SSMP assets related to the Programs (“Assets”) on the terms and conditions set forth herein in exchange for 20,000,000 shares of common stock of the Company to be issued to Transferor;

WHEREAS, the Transferor desires to transfer the Assets to the Company as a capital contribution, in the manner and on the terms and conditions more fully set forth in this Agreement; and

WHEREAS, the Transferor and the Company desire to memorialize their agreement relating to the contribution of the Assets to the Company and certain other matters as set forth in this Agreement;

WHEREAS, the parties intend that the transfer of Assets qualify as a tax-free exchange pursuant to Section 351 of the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements hereinafter contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Transferor and the Company hereby agree as follows:

ARTICLE I Contribution of Assets

1.1       Contributed Assets. Subject to the terms and conditions set forth herein, Transferor hereby contributes, assigns and delivers to the Company, and the Company hereby accepts from the Transferor, all of Transferor’s right, title, and interest in, to and under the following:

(a)       Intellectual Property. (i) all Intellectual Property and Intellectual Property Rights owned by Transferor on the date of this Agreement that pertain to the Programs, including, without limitation, those set forth on Asset Schedule attached hereto; (ii) all, rights in respect of (including, without limitation, the right to take enforcement action and claim damages), inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, data, tangible or intangible confidential and/or proprietary information, rights of confidentiality (including the benefit of duties of confidentiality and covenants given to the Transferor by third parties), and all documentation relating to any of the foregoing, in each case to the extent owned by Transferor on the date of this Agreement and pertaining to any or all of the Programs or the Exploitation of the subject matter of any of the Programs; (all the foregoing being “Transfer IP”);

(b)       Records. All data, files, documents and records (in whatever media, including electronically stored information) owned or held by Transferor on the date of this Agreement with respect to, or pertaining or related to, the Programs and/or the other Contributed Assets (as defined below), including, without limitation, all laboratory notebooks, patent prosecution records, materials or correspondence, regulatory filings (together with all draft filings and all data and other information collated or held in connection with any anticipated regulatory filing), records or correspondence, regulatory approvals, manufacturing records, reports or correspondence, and pre-clinical and clinical study results and reports (including any the foregoing held by others on behalf of Transferor) (all the foregoing being the “Records”). Transferor may retain copies of such Records if and to the extent required to comply with applicable law and shall use any such retained copies of Records for no other purpose and such copies of Records shall be safely and securely held by the Transferor so as to prevent unauthorized access thereto;

(c)       Materials. All compounds, materials, drug substance, ingredients, samples, specimens, prototypes and all other physical embodiments which, in each case, are owned by the Transferor and which embody, comprise, represent or concern, or were otherwise created through the use or in knowledge of, any of the Transfer IP or which relate to the Programs (“Materials”);

(d)       Regulatory approvals/applications/dossiers related to the Argus II Retinal Prosthesis System and the Orion Visual Cortical Prosthesis System or which relate to the Programs;

(e)       Clinical data related to the Argus II Retinal Prosthesis System and the Orion Visual Cortical Prosthesis System or which relate to the Programs;

(f)       the Argus II Retinal Prosthesis System and the Orion Visual Cortical Prosthesis System;

(g)       All shares of Second Sight Medical Products (Switzerland) Sárl;

(h)       All NIH Grants, physical property, Inventory, Agreements and Bank Accounts identified on the Asset Schedule or which relate to the Programs;

(i)        all other rights, interests and assets of the Transferor which are necessary for, or used in relation to, any of the Programs or the Exploitation of the subject matter of any of the Programs; and

(j)        all claims, counterclaims, credits, suits, causes of action rights of recovery, and rights of indemnification or setoff against third parties and other claims arising out of or relating to any of the other Contributed Assets or other rights of the Transferor, whether known or unknown, against any third party arising in connection with or pursuant to the Contributed Assets or that are in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity arising pursuant to or in connection with the Contributed Assets, any rights assigned to or otherwise conferred upon the Company pursuant to this Agreement,

The assets set forth in this Section 1.1 are called the “Contributed Assets.” For avoidance of doubt, Contributed Assets does not include any assets resulting from and related to the activities of NPM prior to the aforesaid merger with SSMP or activities after the merger that are related to and in furtherance of the NPM pre-merger activities.

Article 2 Non-Assumption of Liabilities

2.1       Non-Assumption of Liabilities; Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Company is not assuming any liability or obligation of the Transferor or any other affiliate of the Transferor (or any predecessor owner of all or part of the Programs or its Assets) of whatever nature, whether presently in existence, incurred or a result of the contribution contemplated by this Agreement, or arising or asserted hereafter. All liabilities and obligations of the Transferor or any other affiliate of the Transferor (or any predecessor owner of all or part of the Programs or their Assets) of whatever nature, whether presently in existence, incurred or a result of the Contribution contemplated by this Agreement, or arising or asserted hereafter, remain the liabilities and obligations of Transferor (all such liabilities and obligations shall be referred to as the “Excluded Liabilities”). The Transferor retains responsibility to discharge in full in a due and timely manner all of the Excluded Liabilities. Transferor hereby agrees to indemnify and hold harmless Company against any and all Excluded Liabilities.

Without limiting the generality of the immediately preceding sentence, it is agreed that Company shall not have any liability or obligation with respect to the following claims, liabilities or obligations:

(1)       Any liability of the Transferor for taxes with respect to the Contributed Assets.

(2)       Any claims, liabilities or obligations of Transferor under this Agreement or any contract to be entered into pursuant hereto.

(3)       Any claim, liability or obligation arising from or related to any assets of Transferor other than the Contributed Assets.

(4)       Any claim, liability or obligation asserted by any stockholder, member or other equity holder of Transferor against the Transferor or Company in connection with the transactions contemplated under this Agreement or otherwise.

(5)       Any fee or expense to be borne by Transferor pursuant to the terms of this Agreement.

Article 3 Consideration

At the Contribution Closing (as defined in Section 4.1), Company will issue 20,000,000 shares of common stock of the Company to Transferor for, and in consideration of, Transferor’s assignment, transfer and contribution of the Contributed Assets to the Company.

Article 4 Contribution Closing

4.1       The closing of the Contribution and delivery of all documents and instruments necessary to consummate the Contribution (the “Contribution Closing”) shall be held on December , 2022 “Closing Date”.

4.2       Actions at the Contribution Closing. At the Contribution Closing:

(a)       Transferor shall duly execute and deliver to Company instruments of assignment or transfer with respect to the Contributed Assets as Company may reasonably request and as may be necessary to vest in Company good record (where applicable) and marketable title to all of the Contributed Assets, in each case subject to no Encumbrance (together with this Agreement, the “Contribution Documents”). For the avoidance of doubt, the Contribution Documents shall include an Assignment of Patents, in substantially the forms attached hereto as Exhibit A.

(b)       Records. The Records shall be delivered to the Company in such form and media as enables the Company ready access thereto so as to permit the Company to Exploit such Records in substantially the same manner as the Transferor has Exploited the same (including, without limitation, the provision of any password required to access, or other means of decrypting, such Records). Where Records are held in electronic format such Records shall be transferred to the Company by such means as the Company may reasonably require so as to enable the same to be accessed through the Company’s computer systems.

(c)       Materials. Custody of the Materials and all items listed on the Asset Schedule shall pass from the Transferor to the Company.

4.3       Third Party Consents. If the assignment or transfer of any asset included in the Contributed Assets or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of a third party, would be ineffective or would in any way adversely affect the rights or interests of the Company with respect to such Contributed Asset, then the Transferor shall, at the Transferor’s sole cost and expense, promptly obtain such consent. If and until such consent is obtained then, as from (and including) the date of this Agreement, notwithstanding anything to the contrary in this Agreement, at the Company’s election, (i) the Contributed Asset (or part thereof) the subject of such consent shall not be transferred to the Company on the date of this Agreement and the Company shall have no liability or obligation whatsoever with respect thereto (ii) the Transferor shall, at its sole cost and expense, obtain for Company substantially all of the practical benefit of such Contributed Asset (or part thereof) that is not transferred to the Company, as may include, if so required by the Company, (A) entering into appropriate and reasonable alternative arrangements on terms agreeable to Company and (B) subject to the consent and control of Company, enforcement, at the cost and for the account of Company, of any and all rights of the Transferor in connection with such Contributed Assets.

4.4       Contribution Shares. Company shall deliver to Transferor a stock certificate, registered in the name of Transferor, representing the 20,000,000 shares of common stock issued by Company to Transferor pursuant to this Agreement.

Article 5 Representations and Warranties of Transferor

Transferor represents and warrants to Company as follows:

5.1       Organization; Authority. Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with all necessary power and authority to enter into this Agreement, and to perform its obligations hereunder.

5.2       Corporate Approval; Binding Effect. This Agreement has been duly authorized by all necessary corporate action of the Board of Directors of Transferor and this Agreement has been duly executed and delivered by Transferor and constitutes the legal, valid and binding obligation of Transferor enforceable against it in accordance with its terms. Each of the other Contribution Documents to which Transferor is required to become a party will be duly executed and delivered by Transferor and, when executed and delivered by Transferor, will constitute the legal, valid and binding obligation of Transferor enforceable against it in accordance with its terms

5.3       Consideration. The consideration to be received by Transferor under this Agreement constitutes fair consideration and reasonable value for the Contributed Assets. The Transferor is (a) able to pay its debts as they become due, and (b) solvent and will be solvent immediately following closing of the transactions contemplated by this Agreement. The Transferor is not engaged in any business or transaction, and it is not about to engage in any business or transaction, for which its remaining assets and capital are or will be insufficient. The Transferor does not intend to incur, or believe that it will incur, liabilities and obligations that would be beyond its ability to discharge the same in full. The Transferor has not entered into this Agreement for the purpose of hindering, delaying or defrauding its creditors.

5.4      Non-Contravention. Neither the execution and delivery of this Agreement by Transferor nor the consummation by Transferor of the contribution contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default or accelerate or adversely affect any obligations under, or result in the creation or imposition of any Encumbrance upon any of the Contributed Assets pursuant to, (a) any agreement or commitment to which Transferor is a party or by which Transferor or any of its properties (including any of the Contributed Assets) is bound or to which Transferor or any of its properties is subject, or (b) any statute, regulation, rule, judgment, order, decree or injunction of any governmental agency to which Transferor or any of its properties is subject.

5.5      Consents and Filings. No consent, approval or authorization from any governmental authority is required for the execution and delivery of this Agreement by Transferor or for the consummation by the Transferor of the contribution contemplated hereby.

5.6      Contributed Assets.

(a)       Good Title. Transferor has good and marketable title to all of the Contributed Assets, all free and clear of Encumbrances. The Contributed Assets do not constitute all, or substantially all, of the Transferor’s assets. There are no adverse claims of ownership to the Contributed Assets. At the Closing, Transferor will transfer to Company good record (where applicable) and marketable title to all of the Contributed Assets, in each case subject to no Encumbrance.

(b)       No Material Liabilities. There are no liabilities or obligations of the Transferor arising out of or related to any of the Contributed Assets, whether accrued, fixed, absolute, contingent, known, unknown, determined, determinable or otherwise (and whether due or to become due) other than those which: (i) are immaterial; or (ii) which arise in the ordinary course of business. The Transferor has complied in all material respects with those laws applicable to it, its business and its assets and interests, in so far as concerns the Contributed Assets.

(c)       Intellectual Property.

(i)       Except as indicated on the Asset Schedule, the Transferor exclusively owns all rights, title and interests in the Transfer IP, in each case free and clear of all Encumbrances. The Transfer IP comprises IP which are necessary, or which have been used by the Transferor, to conduct the Programs.

(ii)       To the Transferor’s Knowledge, no person has infringed, diluted, misappropriated or otherwise violated and are not infringing, diluting, misappropriating or otherwise violating the Transferred IP.

(iii)      To the Transferor’s Knowledge, the Exploitation of the Contributed Assets and the conduct of the Programs by the Transferor has not infringed, diluted, misappropriated or otherwise violated the rights of any other person.

(iv)      Except as indicated on the Asset Schedule, to the Transferor’s Knowledge, no claims are pending or, threatened with regard to (i) the ownership, licensing or use of any Transferred IP; (ii) any actual or potential infringement, dilution, misappropriation or unauthorized use of any Transferred IP; (iii) any actual or potential infringement, dilution, misappropriation or unauthorized use of any third party’s IP with respect to the conduct of any of the Programs or the Exploitation of the Transferred IP; (iv) the validity or enforceability of any Transferred IP; or (v) the payment of any financial compensation due to current or former employees or other person(s) in connection with any Transferred IP. The Contributed Assets include the right to bring actions for infringement, including all rights to recover damages for past infringement, of all Transferred IP, subject to applicable laws.

(v)       The Transferor has taken reasonably prudent steps to maintain its trade secrets, know-how and other confidential and/or proprietary information in confidence and has not granted any person any license, right, title or interest in respect of any Transferred IP other than non-exclusive licenses granted to anyone providing research or similar services to the Transferor.

(vi)      The execution and performance of this Agreement by the Transferor will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien in or upon, any Transferred IP.

(d)       Disputes. To the best of the Transferor’s Knowledge and belief, there is no claim, proceeding or other action which is current, pending or threatened before any court, arbitration body, tribunal or other body, and there is no investigation or administrative action of any regulatory body which is current, pending or threatened, that affects (or, if successful, could reasonably be expected to be materially adverse to) any interests in, or any right or ability of Company to freely Exploit, any of the Contributed Assets.

(e)       Records. The Records are complete, up to date and held and maintained in accordance with all legal requirements and good working practice and, where applicable, in accordance with good laboratory practices.

Article 6 Representations and Warranties of Company

Company represents and warrants to the Transferor as follows:

6.1       Organization and Standing of the Company. Company is a corporation duly organized, validly existing and in good standing under the State of Delaware, with all corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

6.2       Corporate Approval; Binding Effect. This Agreement has been duly authorized by all necessary corporate action of the Board of Directors of Company and this Agreement has been duly executed and delivered by Company and constitutes the legal, valid and binding obligation of Company enforceable against it in accordance with its terms. Each of the other Contribution Documents to which Company is required to become a party will be duly executed and delivered by Company and, when executed and delivered by Company, will constitute the legal, valid and binding obligation of Company enforceable against it in accordance with its terms.

6.3       Non-Contravention; Approvals. Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the Contribution contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default or accelerate or adversely affect any obligations under, (a) any agreement or commitment to which Company is a party or by which Company or any of its properties is bound or to which Company or any of its properties is subject, (b) the certificate of incorporation, by-laws or other constitutive documents of Company, or (c) any statute, regulation, rule, judgment, order, decree or injunction of any governmental agency to which Company or any of its properties is subject.

6.4       Consents and Filings. No consent, approval or authorization from any governmental authority is required for the execution and delivery of this Agreement by Company or for the consummation by Company of the Contribution contemplated hereby.

Article 7 Miscellaneous

7.1       Other Agreements Superseded; Waiver and Modification, Etc. This Agreement and all other instruments of transfer and other agreements and arrangements to be entered into pursuant to this Agreement (all the foregoing being the “Transaction Documents”) supersede all prior agreements or understandings, written or oral, between Transferor, on the one hand, and Company, on the other hand, relating to the Contribution, and the Transaction Documents shall incorporate the entire understanding of the Parties with respect thereto. This Agreement may be amended or supplemented only by a written instrument signed by the Party against whom the amendment or supplement is sought to be enforced. The Party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by the other Party unless made by written instrument signed by the waiving Party.

7.2       Further Assurances. The Transferor agrees, at any time at or after the Contribution Closing, at its own expense, to execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by the Company, and to take any other action consistent with the terms of this Agreement that may reasonably be requested by the Company, for the purpose of assigning, transferring, granting, conveying and confirming to the Company, or reducing to the Company’s possession, any or all of the Contributed Assets as well as any assets later identified by either the Transferor or the Company to be related to the Programs that would have been, but for their later identification, assigned to Company at the Contribution Closing in order to give effect to the Parties’ intentions herein.

7.3       Notices. Any notice under or relating to this Agreement shall be given in writing and shall be deemed sufficiently given and served for all purposes when personally delivered or transmitted by facsimile or three business days after a writing is deposited in the United States mail, first class postage or other charges prepaid and registered, addressed as follows:

If to Company:	Scott Dunbar
Cortigent, Inc.
13170 Telfair Avenue
Sylmar CA 93012
scottd@cortigent.com

If to Transferor:	Adam Mendelsohn
CEO
Vivani Medical, Inc.
5858 Horton Street, Suite 280
Emeryville, California
adam.medelsohn@vivani.com

7.4       Law Governing. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, excluding the application of any of its choice of law rules that would result in the application of the laws of another jurisdiction.

7.5       No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

7.6       Successors; Assignability. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and permitted assigns of the Parties hereto. A Party may assign such Party’s rights and obligations under this Agreement at any time after the Contribution Closing pursuant to a written agreement or instrument of assignment (copies of which must be provided to the other Party), but neither Party may assign such Party’s rights and obligations under this Agreement at any time prior to the Contribution Closing without the prior written consent of the other Party. Any assignment by a Party of this Agreement or such Party’s rights or obligations under this Agreement shall not operate to release or relieve such Party from any of such Party’s obligations under this Agreement.

7.7       Counterparts. This Agreement may be executed in any number of counterparts and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute one and the same instrument. One Party may execute one or more counterparts other than that or those executed by another Party, without thereby affecting the effectiveness of any such signatures.

7.8       Defined Terms Used in this Agreement. The following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Copyrights” means all copyrights, and all rights, title and interests in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted interests throughout the world, and all rights, title and interests in related applications and registrations throughout the world.

“Encumbrance” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, encumbrance, assessment, lease, claim, levy, license, defect in title, charge, or any other third party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever.

“Exploit” means to make, have made, import, use, sell, offer for sale, and otherwise dispose of, including to develop, register, modify, enhance, improve, manufacture, have manufactured, store, formulate, optimize, export, transport, distribute, commercialize, promote, market, have sold and otherwise dispose of or otherwise exploit. “Exploitation” shall be construed accordingly.

“Intellectual Property” means all Patents, Know-How, Technology, Trademarks, Trade Secrets, Copyrights therein and thereto, in each case anywhere in the world.

“Intellectual Property Rights” means any and all rights in and to Technology, including without limitation, Patents, Trade Secrets, Copyrights, Trademarks, moral rights, and mask work rights

“Know-How” means any and all data, information and tangible materials including (a) ideas, discoveries, inventions or improvements; (b) research and development data, such as nonclinical data, preclinical data, pharmacology data, chemistry data, toxicology data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), analytical and quality control data and stability data, in each case together with supporting data; (c) databases, specifications, formulations, formulae; (d) practices, knowledge, techniques, methods, formulas, processes, manufacturing information; and (e) research materials and compositions of matter, including compounds, reagents, clinical candidates, chemical and biological material, cell lines, assays, compound libraries, animal models, and other physical, biological, or chemical material, in each of the foregoing cases, that is controlled by Transferor.

“Patents” means all patent rights and all rights, title and interests in all patent applications and all patents that may be granted thereon, and all provisional applications relating thereto, and all applications, divisions, continuations, reissues, reexaminations, renewals, supplementary protection certificates, substitution and extensions thereof, and all rights of priority under International Conventions, including utility patents, design patents, design registrations plant patents, statutory invention registrations, utility models, and certificates of invention thereto throughout the world. Patents further includes any patents or patent applications which are referenced in any terminal disclaimer that was submitted for any of the patents or patent applications listed in the Asset Schedule.

“Technology” means any or all of the following: (a) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (b) inventions (whether or not patentable and whether or not reduced to practice), improvements, and technology; (c) proprietary and confidential information and materials, including technical data and customer and supplier lists, Trade Secrets, discoveries, processes, formulas, and other Know-How; (d) databases, data compilations and collections and technical data; and (e) all copies of the foregoing in any form and embodied in any media, in each of the foregoing cases that is controlled by Transferor.

“Trademarks” means all trademarks, service marks, trade names, rights in trade dress, logos, slogans, trade names, internet domain names and addresses, social media accounts and handles, and all trademark interests throughout the world together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all right, title and interest in related applications, registrations, and renewals throughout the world, whether arising under the laws of the United States or any other country or other jurisdiction.

“Trade Secrets” means all trade secrets under applicable law and other rights in Know-How, and confidential or proprietary information, processing, manufacturing or marketing information, new developments, research, inventions, processes, ideas or other proprietary information that provide Transferor with advantages over competitors who do not have access to such information and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

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IN WITNESS WHEREOF, the parties hereby have caused this Asset Contribution Agreement to be executed by their respective officers thereunto duly authorized as of the date and year first above written.

VIVANI MEDICAL, INC, as Transferor

By:	/s/
Name: Adam Mendelsohn
Title: Chief Executive Officer

CORTIGENT, INC., as Company

By:	/s/
Name: Adam Mendelsohn
Title: Chief Executive Officer

Exhibit A: Form of Assignment

ASSIGNMENT OF PATENTS

WHEREAS, [--], a corporation duly organized under and pursuant to the laws of [--], and having a principal place of business at [--] (hereinafter referred to as the “Assignor”) represents and warrants that it is the owner of all right, title and interest to certain inventions, which are fully described the patents and patent applications listed in Schedule A and Schedule B, attached hereto (hereinafter referred to as the “Patent Properties”) and that the same are unencumbered and that said Assignor has good and full right and lawful authority to sell and convey the same in the manner set forth herein;

WHEREAS, [--], is a corporation duly organized under and pursuant to the laws of [--], and having its principal place of business at [--] (hereinafter referred to as the “Assignee”) is desirous of acquiring the entire right, title and interest in and to said Patent Properties;

NOW THEREFORE, for good and sufficient consideration, the receipt of which is hereby acknowledged, ASSIGNOR hereby further acknowledges that it has sold, assigned, and transferred, and by these presents does hereby sell, assign, and transfer, unto ASSIGNEE, its successors, legal representatives, and assigns, the entire right, title, and interest throughout the world in, to, and under the said Patent Properties, and all patents that may be granted thereon, and all provisional applications relating thereto, and all applications, divisions, continuations, reissues, reexaminations, renewals, and extensions thereof, and all rights of priority under International Conventions and applications for Letters Patent that may hereafter be filed for said Patent Properties in any country or countries foreign to the United States;

ASSIGNOR hereby authorizes and requests the Commissioner of Patents of the United States, and any Official of any country foreign to the United States, whose duty it is to issue patents on applications as aforesaid, to issue all Letters Patent for said Patent Properties and all Letters Patents resulting from the Patent Properties to ASSIGNEE, its successors, legal representatives, and assigns, in accordance with the terms of this Agreement; and

ASSIGNOR does hereby sell, assign, transfer, and convey to ASSIGNEE, its successors, legal representatives, and assigns all claims for damages and all remedies arising out of any violation of the rights assigned hereby that may have accrued prior to the date of assignment to ASSIGNEE, or may accrue hereafter, including, but not limited to, the right to sue for, collect, and retain damages for past infringements of the said Patents before or after issuance.

Date:	By:
Name:
Title:

ATTACHMENT A

Asset Schedule